AMERICAN HOME MORTGAGE ASSETS TRUST 2006-3

Mortgage-Backed Pass-Through Certificates, Series 2006-3

Class	Approximate Initial Underwritten Certificate Principal Balance	Pass-Through Rate
I-A-1	$357,003,000	Adjustable Rate
I-A-2-1	$98,751,000	Adjustable Rate
I-A-2-2	$50,000,000	Adjustable Rate
I-A-3	$89,251,000	Adjustable Rate
II-A-1-1	$215,673,000	Adjustable Rate
II-A-1-2	$145,000,000	Adjustable Rate
II-A-2	$150,281,000	Adjustable Rate
II-A-3-1	$65,168,000	Adjustable Rate
II-A-3-2	$25,000,000	Adjustable Rate
III-A-1-1	$150,000,000	Adjustable Rate
III-A-1-2	$79,870,000	Adjustable Rate
III-A-2	$95,779,000	Adjustable Rate
III-A-3-1	$44,358,000	Adjustable Rate
III-A-3-2	$13,110,000	Adjustable Rate
M-1	$43,116,000	Adjustable Rate
M-2	$11,836,000	Adjustable Rate
M-3	$7,609,000	Adjustable Rate
M-4	$7,609,000	Adjustable Rate
M-5	$8,454,000	Adjustable Rate
M-6	$9,300,000	Adjustable Rate
M-7	$9,300,000	Adjustable Rate
M-8	$5,918,000	Adjustable Rate

UNDERWRITING AGREEMENT

July 27, 2006

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Ladies and Gentlemen:

American Home Mortgage Assets LLC, a Delaware limited liability company (the “Company”), proposes to sell to you (the “Underwriter”), pursuant to this Underwriting Agreement; dated July 27, 2006 (the “Agreement”), among the Company, the Underwriter, and American Home Mortgage Corp. (“American Home” or the “Seller”), the respective amounts set forth opposite your name in Schedule I attached hereto of the American Home Mortgage Assets Trust 2006-3, Mortgage-Backed Pass-Through Certificates, Series 2006-3, Class I-A-1, Class I-A-2-1, Class I-A-2-2, Class I-A-3, Class II-A-1-1, Class II-A-1-2, Class II-A-2, Class II-A-3-1, Class II-A-3-2, Class III-A-1-1, Class III-A-1-2, Class III-A-2, Class III-A-3-1, Class III-A-3-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates (collectively, the “Offered Certificates”) having the aggregate principal amounts and Pass-Through Rates set forth above. The Offered Certificates represent an aggregate $1,682,386,000 initial Certificate Principal Balance of the American Home Mortgage Assets Trust 2006-3, Mortgage-Backed Pass-Through Certificates, Series 2006-3.

The Class P, Class C, Class R and Class RX Certificates (collectively, the “Non-Offered Certificates” and together with the Offered Certificates, the “Certificates” and the Offered Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated July, 1, 2006 (the “Pooling and Servicing Agreement”) among American Home Mortgage Assets LLC, as company (the “Depositor”), Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”), and Deutsche Bank National Trust Company, as trustee (the “Trustee”). Upon issuance, the Certificates, other than the Class III-A-1-1 Certificates, will evidence undivided interests in the Trust Fund (as defined in the Pooling and Servicing Agreement) established for such series containing mortgages and in the case of the Class III-A-1-1 Certificates, a grantor trust or, in the event the Trust Fund, or a portion thereof, constitutes a real estate mortgage investment conduit (“REMIC”), the Trust Fund may contain interests issued by a trust which will contain mortgages, all as described in the Prospectus (as defined below). The mortgage loans included in the Trust Fund will be sold by American Home Mortgage Corp. to the Company pursuant to a Mortgage Loan Purchase Agreement, dated as of July 28, 2006 (the “Mortgage Loan Purchase Agreement”), between the Seller and the Company. Servicing of the Mortgage Loans included in the Trust Fund will be provided for pursuant to the Servicing Agreement, dated as of July 28, 2006 (the “Servicing Agreement”), among the Master Servicer, the Trustee, American Home and American Home Mortgage Servicing, Inc. (the “Servicer”). Terms not defined herein which are defined in the Pooling and Servicing Agreement shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

The Certificates are described more fully in the Basic Prospectus and the Prospectus Supplement (each as hereinafter defined) which the Company has furnished or will furnish to the Underwriter.

1.        Representations, Warranties and Covenants.

1.1  The Company represents and warrants to, and agrees with, the Underwriter that as of the date hereof (or as of such other date as may be specified in a particular representation and warranty):

(a)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-131641) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Pass-Through Certificates and Mortgage-Backed Notes (issuable in series), including the Certificates, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriter. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a prospectus supplement dated July 27, 2006 (the “Prospectus Supplement”), to the prospectus dated April 21, 2006 (the “Basic Prospectus”), relating to the Offered Certificates and the method of distribution thereof. Such registration statement (No. 333-131641) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Basic Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to July 28, 2006 (the “Closing Date”) for use in connection with the offering of the Offered Certificates, are hereinafter called the “Prospectus”. The Company further proposes to prepare, after the final terms of all classes of the Offered Certificates have been established, a term sheet and term sheet supplement that will contain substantially all information that will appear in the Prospectus Supplement, to the extent that such information is known at that time and minus specific sections (such term sheet and term sheet supplement, together with the Basic Prospectus, the “Definitive Free Writing Prospectus”).

(b)  The Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement is in effect, no proceedings for such purpose are pending before or threatened by the Commission, and the Registration Statement as of the Effective Date (as defined in this paragraph) complied, and as of the time of each Contract of Sale of any Offered Certificate (the “Time of Sale”) and as of the date hereof, complied or will comply, and the Prospectus, as of the date of the Prospectus Supplement and as of each Time of Sale, complied or will comply in all material respects with the applicable requirements of the Act and the 1933 Act Regulations. The Registration Statement, as of the Effective Date and as of each Time of Sale, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus and any static pool information excluded from the Registration Statement pursuant to Regulation AB Item 1105(d), as of the date of the Prospectus Supplement and as of each Time of Sale, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor American Home makes any representations or warranties as to either (i) any information contained in or omitted from the portions of the Prospectus set forth under the caption “Method of Distribution” relating to the Offered Certificates (the “Underwriter’s Information”) or (ii) any decrement or yield tables set forth in the section titled “Yield on the Certificates” in the Prospectus Supplement (the “Decrement/Yield Tables”). In addition, any Issuer Information (as defined below) contained in the Definitive Free Writing Prospectus, as of the date thereof, did not contain an untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Effective Date” shall mean the earlier of the date on which the Definitive Free Writing Prospectus is first used and the time of the first Contract of Sale to which such Definitive Free Writing Prospectus relates. As used herein, “Pool Information” means all loan level data with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company, the Seller or American Home to the Underwriter. The Company acknowledges that the Underwriter’s Information and the Decrement/Yield Tables constitute the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement or the Prospectus.

(c)  The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite organizational power to own its properties and to conduct its business as presently conducted by it.

(d)  The Company is not, as of the commencement of the offering, an Ineligible Issuer, as such term is defined in Rule 405 of the 1933 Act Regulations.

(e)  This Agreement has been duly authorized, executed and delivered by the Company.

(f)  As of the Closing Date (as defined herein), the Offered Certificates will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Company in the Pooling and Servicing Agreement will be true and correct in all material respects.

(g)  Since the respective dates as of which information is given in the Registration Statement and the Prospectus except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business of the Company, the Seller or American Home, taken as a whole, whether or not occurring in the ordinary course of business, and (B) there have been no transactions entered into by the Company which are material, other than those in the ordinary course of business.

(h)  The Pooling and Servicing Agreement, when executed and delivered by the Company, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms, subject, as to the enforceability of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(i)  The issuance of the Offered Certificates will have been duly authorized by the Company and, when such Offered Certificates are executed and authenticated in accordance with the Pooling and Servicing Agreement and delivered against payment pursuant to this Agreement, such Offered Certificates will be validly issued and outstanding; and the Offered Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement and are enforceable against the Company in accordance with their terms. The Offered Certificates are in all material respects in the form contemplated by the Pooling and Servicing Agreement. Immediately prior to the delivery of the Offered Certificates to the Underwriter, the Company will own the Offered Certificates, and upon such delivery the Underwriter will acquire title thereto, free and clear of any lien, pledge, encumbrance or other security interest other than one created or granted by the Underwriter.

(j)  As of the Closing Date, the Mortgage Loan Purchase Agreement (together with this Agreement and the Pooling and Servicing Agreement, the “Transaction Documents”) will have been duly authorized, executed and delivered by the Company and the Seller and will conform in all material respects to the description thereof contained in the Prospectus and will constitute a valid and binding agreement of the Company and the Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(k)  Neither the issuance or delivery of the Offered Certificates, nor the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor compliance with the provisions of the Transaction Documents will conflict with or result in the breach of any term or provision of the certificate of formation or LLC agreement of the Company, and the Company is not in breach or violation of or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default) under the terms of (i) any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation or instrument to which the Company is a party or by which it or its properties are bound, or (ii) any law, decree, order, rule or regulation applicable to the Company of any court or supervisory, regulatory, administrative or governmental agency, body or authority, or arbitrator having jurisdiction over the Company, or its properties, the default in or the breach or violation of which would have a material adverse effect on the Company, the trust or the Offered Certificates or on the ability of the Company to perform its obligations under the Transaction Documents; and neither the delivery of the Offered Certificates, nor the execution and delivery of the Transaction Documents or the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor the compliance with the provisions of the Transaction Documents will result in such a breach, violation or default which would have such a material adverse effect.

(l)  No filing or registration with, notice to, or consent, approval, authorization or order or other action of, any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by the Transaction Documents (other than as required under state securities laws or Blue Sky laws, as to which no representations and warranties are made by the Company), except such as have been, or will have been prior to the Closing Date, obtained under the Act, and such recordations of the assignment of the Mortgage Loans.

(m)  There is no action, suit or proceeding before or by any court, administrative or governmental agency, or other tribunal, domestic or foreign, now pending to which the Company is a party, or, to the best of the Company’s knowledge, threatened against the Company, which could reasonably result individually or in the aggregate in any material adverse change in the condition (financial or otherwise), earnings, affairs, regulatory situation or business prospects of the Company or could reasonably interfere with or materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents.

(n)  At the time of execution and delivery of the Pooling and Servicing Agreement, the Company will own the mortgage notes (the “Mortgage Notes”) being transferred to the Trustee pursuant to the Pooling and Servicing Agreement, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Pooling and Servicing Agreement, and will not have assigned to any person other than the Trustee any of its right, title or interest in the Mortgage Notes. The Company will have the power and authority to transfer the Mortgage Notes to the Trustee and to transfer the Offered Certificates to the Underwriter, and, upon execution and delivery pursuant to the terms of the Pooling and Servicing Agreement, payment by the Underwriter for the Offered Certificates, and delivery to the Underwriter of the Offered Certificates, the Trustee on behalf of the Certificateholders will own the Mortgage Notes and the Underwriter will acquire title to the Offered Certificates, in each case free of Liens except to the extent permitted by the Pooling and Servicing Agreement.

(o)  Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Transaction Documents and the Offered Certificates have been or will be paid by the Company on or prior to the Closing Date, except for fees for recording assignments of Mortgage Loans to the Trustee or, if applicable, to MERS on behalf of the Trustee, pursuant to the Pooling and Servicing Agreement that have not yet been completed, which fees will be paid by the Company in accordance with the Pooling and Servicing Agreement.

(p)  Neither the Company nor the Trust Fund is an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(q)  The Company acknowledges and agrees that the relationship between itself and the Underwriter is an arms-length commercial relationship that creates no fiduciary duty on the part of the Underwriter, and each party expressly disclaims any fiduciary relationship.

1.2  American Home represents and warrants to, and agrees with, the Underwriter that as of the Closing Date the representations and warranties of the Seller in Section 3.1(a) of the Mortgage Loan Purchase Agreement will be true and correct in all material respects.

1.3  The Underwriter represents and warrants to and agrees with the Company and American Home that:

(a)  The Underwriter hereby acknowledges that each Offered Certificate is to be maintained on the book-entry records of The Depository Trust Company (“DTC”). The Class A certificates will be issued in minimum denominations of $100,000 principal balance and integral multiples of $1 in excess thereof. The Class M certificates will be issued in minimum denominations of $250,000 principal balance and integral multiples of $1 in excess thereof.

(b)  [Reserved]

(c)  As of the date hereof and as of the Closing Date, the Underwriter has complied with all of its obligations hereunder. With respect to all Free Writing Prospectuses provided by the Underwriter to any investor, if any, such Free Writing Prospectuses are accurate in all material respects (taking into account the assumptions explicitly set forth in the Free Writing Prospectuses, except to the extent of any errors therein that are caused by errors in the Pool Information, and except for any Issuer Information therein). The Free Writing Prospectuses provided by the Underwriter to the Company pursuant to Section 4.4 constitute a complete set of all Free Writing Prospectuses furnished to any investor by the Underwriter in connection with the offering of any Offered Certificates, other than any Underwriter Derived Information.

2.        Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Offered Certificates indicated on Schedule I hereto which shall be transferred by the Company to the Underwriter at a price equal to 100.02% of the aggregate Certificate Principal Balance of the Offered Certificates as of the Closing Date, plus accrued interest, if applicable.

3.        Delivery and Payment. Delivery of and payment for the Offered Certificates shall be made at the office of Thacher Proffitt & Wood llp at 10:00 a.m., New York City time, on July 28, 2006 or such later date as the Underwriter shall designate, which date and time may be postponed by agreement between the Underwriter and the Company (such date and time of delivery and payment for the Offered Certificates being herein called the “Closing Date”). Delivery of the Offered Certificates shall be made to the Underwriter through DTC (such Offered Certificates, the “DTC Registered Certificates”).

4.        Offering by Underwriter.

4.1  It is understood that the Underwriter proposes to offer and/or solicit offers for the Offered Certificates to be purchased by it for sale to the public as set forth in the Prospectus and the Underwriter agrees that all such offers, solicitations and sales by it shall be made in compliance with all applicable laws and regulations. Prior to the date of the first contract of sale made based on the Definitive Free Writing Prospectus, you have not sold any Offered Certificate or any security backed by the Mortgage Loans, any interest in any Offered Certificate or such security or any Mortgage Loan.

4.2  It is understood that the Underwriter will solicit offers to purchase the Offered Certificates as follows:

(a)  Prior to the time you have received the Definitive Free Writing Prospectus you may, in compliance with the provisions of this Agreement, solicit offers to purchase the Offered Certificates; provided, that you shall not accept any such offer to purchase an Offered Certificate or any interest in any Offered Certificate or Mortgage Loan or otherwise enter into any Contract of Sale for any Offered Certificate, any interest in any Certificate or any Mortgage Loan prior to the investor’s receipt of the Definitive Free Writing Prospectus.

(b)  Any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) relating to the Offered Certificates used by an Underwriter in compliance with the terms of this Agreement prior to the time such Underwriter has entered into a Contract of Sale for Offered Certificates shall prominently set forth the following statement or its equivalent:

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

“Written Communication” has the same meaning as that term is defined in Rule 405 of the 1933 Act Regulations.

(c)  Any Free Writing Prospectus relating to Offered Certificates and used by the Underwriter in connection with marketing the Offered Certificates, including the Definitive Free Writing Prospectus, shall prominently set forth the following statement or its equivalent:

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

4.3  It is understood that you will not enter into a Contract of Sale with any investor until the investor has received the Definitive Free Writing Prospectus. For purposes of this Agreement, Contract of Sale has the same meaning as in Rule 159 of the 1933 Act Regulations and all Commission guidance relating to Rule 159, including without limitation the Commission’s statement in Securities Act Release No. 33-8501 that “a contract of sale can occur under the federal securities laws before there is a bilateral contract under state law, for example when a purchaser has taken all actions necessary to be bound but a seller’s obligations remain conditional under state law.” The Definitive Free Writing Prospectus shall prominently set forth the following statement or its equivalent:

This Definitive Free Writing Prospectus supersedes the information in any free writing prospectus previously delivered in connection with this offering, to the extent that this Definitive Free Writing Prospectus is inconsistent with any information in any free writing prospectus previously delivered in connection with this offering.

4.4  It is understood that you may prepare and provide to prospective investors certain Free Writing Prospectuses (as defined below), subject to the following conditions:

(a)  Unless preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, the Underwriter shall not convey or deliver any Written Communication to any person in connection with the initial offering of the Offered Certificates, unless such Written Communication either (i) is made in reliance on Rule 134 under the Act, (ii) constitutes a prospectus satisfying the requirements of Rule 430B under the Act, (iii) is the Definitive Free Writing Prospectus, or (iv) both (1) constitutes a Free Writing Prospectus (as defined below) used in reliance on Rule 164 and (2) includes only information that is within the definition of ABS Informational and Computational Materials as defined in Item 1100 of Regulation AB. Notwithstanding the foregoing, the Company agrees that the Underwriter may disseminate information on Bloomberg to prospective investors relating solely to i) information of the type identified in Rule 134 of the Act, ii) information included in the Definitive Free Writing Prospectus iii) the status of allocations and subscriptions of the Offered Certificates, expected pricing parameters of the Offered Certificates and the yields and weighted average lives of the Offered Certificates, and iv) information constituting final terms of the Offered Certificates within the meaning of Rule 433(d)(5)(ii) under the Act.

(b)  [Reserved].

(c)  For purposes hereof, “Free Writing Prospectus” shall have the meaning given such term in Rules 405 and 433 of the 1933 Act Regulations. “Issuer Information” shall mean information included in a Free Writing Prospectus that both (i) is within the types of information specified in clauses (1) to (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) as shown in Exhibit I hereto and (ii) has been either prepared by, or has been reviewed and approved by, the Company. “Underwriter Derived Information” shall refer to information of the type described in clause (5) of such footnote 271 when prepared by the Underwriter.

(d)  All Free Writing Prospectuses provided to prospective investors, whether or not filed with the Commission, shall bear a legend on each page including the following statement or its equivalent:

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS FREE WRITING PROSPECTUS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-503-4611.

The Company shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein.

(e)  The Underwriter shall deliver to the Company and its counsel, no later than one business day prior to the proposed date of first use thereof, (i) any Free Writing Prospectus prepared by or on behalf of the Underwriter that contains any information that, if reviewed and approved by the Company, would be Issuer Information, and (ii) any Free Writing Prospectus or portion thereof that contains only a description of the final terms of the Offered Certificates after such terms have been established for all classes of Offered Certificates being publicly offered. To facilitate filing to the extent required by Section 5.10 or 5.11, as applicable, all Underwriter Derived Information shall be set forth in a document separate from the document including Issuer Information. The Underwriter shall provide to the Company, for filing as provided in Section 5.10, copies (in such format as required by the Company) of all Free Writing Prospectuses required to be filed with the SEC. All Free Writing Prospectuses described in this subsection (e) must be approved by the Company before the Underwriter provides the Free Writing Prospectus to investors pursuant to the terms of this Agreement.

(f)  The Underwriter agrees that all information included in the Free Writing Prospectuses shall be prepared, to the extent possible, based on the information contained in the Registration Statement and anticipated to be included in the Prospectus.

(g)  The Company shall not be obligated to file any Free Writing Prospectuses that have been determined to contain any material error or omission, unless the Company is required to file the Free Writing Prospectus pursuant to Section 5.10 below. In the event that the Underwriter becomes aware that, as of the date on which an investor entered into an agreement to purchase any Offered Certificates, any Free Writing Prospectus prepared by or on behalf of the Underwriter and delivered to such investor contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, the Underwriter shall notify the Company thereof as soon as practical but in any event within one business day after discovery.

(h)  If the Underwriter does not provide any Free Writing Prospectuses to the Company pursuant to subsection (e) above, the Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Offered Certificates that is required to be filed with the Commission by the Company as a Free Writing Prospectus (other than the Definitive Free Writing Prospectus) in accordance with the 1933 Act Regulations.

(i)  In the event of any delay in the delivery by the Underwriter to the Company of any Free Writing Prospectuses required to be delivered in accordance with subsection (e) above, or in the delivery of the accountant’s comfort letter in respect thereof pursuant to section 6.1 below, the Company shall have the right to delay the release of the Prospectus to investors or to the Underwriter, to delay the Closing Date and to take other appropriate actions in each case as necessary in order to allow the Company to comply with its agreement set forth in Section 5.10 to file the Free Writing Prospectuses by the time specified therein.

(j)  The Underwriter represents that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the 1933 Act Regulations with respect to the generation and use of Free Writing Prospectuses in connection with the offering of the Offered Certificates. In addition, the Underwriter shall, for a period of at least three years after the date hereof, maintain written and/or electronic records of the following:

(i) Any Written Communications in respect of the Offered Certificates not deemed a Prospectus or a Free Writing Prospectus because its content is limited to the statements permitted by Rule 134 of the Securities Act;

(ii) any Free Writing Prospectus used to solicit offers to purchase the Offered Certificates but not filed with the Commission;

(iii) regarding each Free Writing Prospectus delivered to a prospective investor, the date of such delivery and identity of such prospective investor;

(iv) regarding each offer to purchase the Offered Certificates received by the Underwriter, the identity of the offeror, the date the offer was made and the proposed terms and allocation of the Offered Certificates offered to be purchased; and

(v) regarding each Contract of Sale entered into by the Underwriter, the date, identity of the investor and the terms of such Contract of Sale, including the amount and price of Offered Certificates subject to such Contract of Sale.

(k)  The Underwriter covenants with the Company that after the final Prospectus is available such Underwriter shall not distribute any written information concerning the Certificates to a prospective investor unless such information is preceded or accompanied by the final Prospectus.

(l)  The Underwriter agrees to provide written notice to the Company of the date it first enters into any Contract of Sale for an Offered Certificate.

4.5  The Underwriter further agrees that on or prior to the sixth day after the Closing Date, the Underwriter shall provide the Company with a certificate, substantially in the form of Exhibit G attached hereto, setting forth (i) in the case of each class of Offered Certificates purchased by the Underwriter, (a) if less than 10% of the aggregate principal balance or notional amount, as applicable, of such class of the Offered Certificates has been sold to the public as of such date, the value calculated pursuant to clause (b)(iii) of Exhibit G hereto, or, (b) if 10% or more of such class of the Offered Certificates has been sold to the public as of such date but no single price is paid for at least 10% of the aggregate principal balance or notional amount, as applicable of such class of the Offered Certificates, then the weighted average price at which the Offered Certificates of such class were sold expressed as a percentage of the principal balance or notional amount, as applicable, of such class of Offered Certificates sold, or (c) the first single price at which at least 10% of the aggregate principal balance or notional amount, as applicable, of such class of Offered Certificates was sold to the public, (ii) the prepayment assumption used in pricing such Offered Certificates, and (iii) such other information as to matters of fact as the Company may reasonably request to enable it to comply with its reporting requirements with respect to such Offered Certificates to the extent such information can in the good faith judgment of the Underwriter be determined by it.

4.6  The Underwriter further agrees that (i) it will include in every confirmation sent out the notice required by Rule 173 informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from the Underwriter; (ii) if a paper copy of the Prospectus is requested by a person who receives a confirmation, the Underwriter shall deliver a paper copy of such Prospectus; (iii) if an electronic copy of the Prospectus is delivered by the Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to the Underwriter by or on behalf of the Company specifically for use by the Underwriter pursuant to this Section 4.6; for example, if the Prospectus is delivered to the Underwriter by or on behalf of the Company in a single electronic file in PDF format, then the Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in PDF format; and (iv) it has not used, and during the period for which it has an obligation to deliver a “prospectus” (as defined in Section 2(a)(10) of the Act) relating to the Certificates (including any period during which you have such delivery obligation in its capacity as a “dealer” (as defined in Section 2(a)(12) of the Act)) it will not use any internet website or electronic media containing information for prospective investors, including any internet website or electronic media maintained by third parties, in connection with the offering of the Certificates, except in compliance with applicable laws and regulations. The Underwriter further agrees that (i) if it delivers to an investor the Prospectus in PDF format, upon the Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, the Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus and (ii) it will provide to the Company any Free Writing Prospectuses, or portions thereof, which the Company is required to file with the Commission in electronic format and will use reasonable efforts to provide to the Company such Free Writing Prospectuses, or portions thereof, in either Microsoft Word® or Microsoft Excel® format and not in a PDF, except to the extent that the Company, in its sole discretion, waives such requirements.

4.7  In the event that the Underwriter uses a road show (as defined in Rule 433) in connection with the offering of the Offered Certificates, all information in the road show will be provided orally only, and not as a Written Communication. The Underwriter agrees that any slideshow used in connection with a road show (i) will only be provided as part of the road show and not separately, (ii) if handed out at any meeting as a hard copy, will be retrieved prior to the end of the meeting, and (iii) will otherwise be used only in a manner that does not cause the slideshow to be treated as a Free Writing Prospectus required to be filed with the Commission.

5.        Agreements. The Company agrees with the Underwriter that:

5.1  The Company will promptly advise the Underwriter (i) when any amendment to the Registration Statement has become effective or any revision of or supplement to the Prospectus has been so filed (unless such amendment, revision or supplement does not relate to the Offered Certificates or the trust), (ii) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information (unless such request for additional information does not relate to the Offered Certificates or the trust), (iii) of any written notification received by the Company of the suspension of qualification of the Offered Certificates for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the knowledge of the Company, the threatening of any proceeding for that purpose. Before amending or supplementing the Registration Statement or the Prospectus with respect to the Offered Certificates, the Company will furnish the Underwriter with a copy of each such proposed amendment or supplement. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

5.2  The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule. The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing no later than the close of business on the business day prior to the Closing Date.

5.3  If, during the period after the first date of the public offering of the Offered Certificates in which a prospectus relating to the Offered Certificates is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Company promptly will prepare and furnish, at its own expense, to the Underwriter, and will file with the Commission, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with the Act or the 1933 Act Regulations.

5.4  If any Written Communication or oral statement in connection with the offering of the Offered Certificates contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, when taken together with all information that was conveyed to any person with whom a Contract of Sale was entered into, then the Underwriter shall provide any such person with the following:

(a)  Adequate disclosure of the contractual arrangement;

(b)  Adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(c)  Adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(d)  A meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

5.5  The Company will furnish to you, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as you may reasonably request; provided, however, that you will provide the notice specified in Section 4.6 in every confirmation and will only deliver the prospectus to those investors that request a paper copy thereof.

5.6  The Company will endeavor to arrange for the qualification of the Offered Certificates for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Underwriter may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Offered Certificates; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.7  If the transactions contemplated by this Agreement are consummated, the Company or American Home will pay or cause to be paid at or prior to the Closing all expenses incident to the performance of the obligations of the Company and American Home under this Agreement, and will reimburse the Underwriter for any reasonable expenses (including reasonable fees and disbursements of counsel and accountants) reasonably incurred by the Underwriter in connection with the purchase and sale of the Offered Certificates and the transactions contemplated hereby and thereby, and the qualification of the Offered Certificates for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Underwriter has reasonably requested pursuant to Section 5.6 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Offered Certificates, for the filing fee of the National Association of Securities Dealers, Inc. relating to the Offered Certificates, if applicable, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriter.

5.8  If, during the period after the Closing Date in which a prospectus relating to the Offered Certificates is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Offered Certificates is in effect, the Company will advise the Underwriter of the issuance of such stop order. Upon receipt of notice of such stop order, the Underwriter shall cease all offers and sales of the Offered Certificates.

5.9  The Company shall file any Free Writing Prospectus prepared by the Company (including the Definitive Free Writing Prospectus), and any Issuer Information contained in any Free Writing Prospectus provided to it by the Underwriter under Section 4.4(e), not later than the date of first use of such Free Writing Prospectus, except that:

(a)  As to any Free Writing Prospectus or portion thereof required to be filed that contains only the description of the final terms of the Offered Certificates after such terms have been established for all classes of Offered Certificates being publicly offered, such Free Writing Prospectus or portion thereof may be filed by the Company within two days of the later of the date such final terms have been established for all classes of Offered Certificates being publicly offered and the date of first use; and

(b)  Notwithstanding clause (a) above, as to any Free Writing Prospectus or portion thereof required to be filed that contains only information of a type included within the definition of ABS Informational and Computational Materials, the Company shall file such Free Writing Prospectus or portion thereof within the later of two business days after the Underwriter first provides this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act.

provided further, that prior to such use of any Free Writing Prospectuses by the Company, the Underwriter must comply with its obligations pursuant to Section 4.4 and that the Company shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.10  During the period when a prospectus is required by law to be delivered in connection with the sale of the Offered Certificates pursuant to this Agreement, the Company will file or cause to be filed, on a timely and complete basis, all documents that are required to be filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (as defined below).

5.11  The Underwriter provide to the Company for filing any Free Writing Prospectus that has been distributed by the Underwriter in a manner that could lead to its broad, unrestricted dissemination not later than the date of first use, provided that if that Free Writing Prospectus contains only information of a type included within the definition of ABS Informational and Computational Materials then such filing shall be made within the later of two business days after the Underwriter first provides this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act; provided further, that the Company shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

6.            Conditions to the Obligations of the Underwriter. The Underwriter’s obligation to purchase the Offered Certificates in the respective amounts set forth opposite its name on Schedule I attached hereto shall be subject to the following additional conditions:

6.1  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company or American Home, threatened by the Commission or by any authority administering any state securities or Blue Sky law; and the Prospectus Supplement shall have been filed or transmitted for filing, by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2  Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any change, or any development involving a prospective change, in or affecting the business or properties of the Company, the Seller or American Home or any of their respective affiliates the effect of which, in any case, is, in that Underwriter’s reasonable judgment, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Offered Certificates as contemplated by the Registration Statement and the Prospectus. All actions required to be taken and all filings required to be made by the Company under the Act and the Exchange Act prior to the sale of the Offered Certificates shall have been duly taken or made.

6.3  The Company shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Definitive Free Writing Prospectus, the Pooling and Servicing Agreement, the Servicing Agreement, the Mortgage Loan Purchase Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a)  the representations and warranties of the Company in this Agreement and in the Mortgage Loan Purchase Agreement are true and correct in all material respects;

(b)  the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(c)  no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated;

(d)  subsequent to the respective dates as of which information is given in the Prospectus, and except as set forth or contemplated in the Prospectus, there has not been any material adverse change in the general affairs, business, key personnel, capitalization, financial condition or results of operations of the Company, the Seller or American Home;

(e)  except as otherwise stated in the Definitive Free Writing and the Prospectus, there are no actions, suits or proceedings pending before any court or governmental agency, authority or body or, to their knowledge, threatened, against the Company, the Seller or American Home that could reasonably have a material adverse affect on (i) the Company, the Seller or American Home or (ii) the transactions contemplated by this Agreement; and

(f)  attached thereto are true and correct copies of a letter or letters from one or more nationally recognized statistical rating agencies confirming that the Offered Certificates have been rated in one of the four highest grades by each of such agencies rating that class of Offered Certificates and that such rating has not been lowered since the date of such letter.

6.4  American Home shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of American Home to the effect that the signer of such certificate has examined the Servicing Agreement, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreement and this Agreement and that, to his or her knowledge after reasonable investigation, the representations and warranties of American Home contained in this Agreement are true and correct in all material respects.

6.5  The Seller shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of the Seller to the effect that the signer of such certificate has examined the Mortgage Loan Purchase Agreement and that, to his or her knowledge after reasonable investigation, the representations and warranties of the Seller contained in the Mortgage Loan Purchase Agreement are true and correct in all material respects.

6.6  You shall have received the opinion and letter of Thacher Proffitt & Wood llp, counsel for the Company, the Seller and American Home, dated the Closing Date and substantially to the effect set forth in Exhibit A and Exhibit B.

6.7  You shall have received from McKee Nelson llp, counsel for the Underwriter, an opinion dated the Closing Date in form and substance satisfactory to the Underwriter.

6.8  (i) You shall have received from Deloitte & Touche llp, certified public accountants, a letter addressed to the Underwriter and dated the date hereof and satisfactory in form and substance to the Underwriter and the Underwriter’s counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by the Underwriter, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Definitive Free Writing Prospectus and the Prospectus Supplement under the captions “The Mortgage Pool” and “Description of the Certificates” agrees with the records of the Company, the Seller and American Home excluding any questions of legal interpretation.

(ii) At the Closing Date, Deloitte & Touche llp and/or any other firm of certified independent public accountants acceptable to you shall have furnished to you a letter, addressed to you, and in form and substance satisfactory to you in all respects, relating to the extent such information is not covered in the letter or letters provided pursuant to Section 6.8(i), to the characteristics of the mortgage loans, as presented in the Definitive Free Writing Prospectus and the Prospectus Supplement.

6.9  The Class I-A-1, Class I-A-2-1, Class I-A-2-2, Class I-A-3, Class II-A-1-1, Class II-A-1-2, Class II-A-2, Class II-A-3-1, Class II-A-3-2, Class III-A-1-1, Class III-A-1-2, Class III-A-2, Class III-A-3-1 and Class III-A-3-2 Certificates shall have been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”). The Class M-1 Certificates shall have been rated “AA+” by Standard & Poor’s and “Aa1” by Moody’s. The Class M-2 Certificates shall have been rated “AA” by Standard & Poor’s and “Aa2” by Moody’s. The Class M-3 Certificates shall have been rated “AA” by Standard & Poor’s and “Aa3” by Moody’s. The Class M-4 Certificates shall have been rated “AA” by Standard & Poor’s and “A1” by Moody’s. The Class M-5 Certificates shall have been rated “A+” by Standard & Poor’s and “A2” by Moody’s. The Class M-6 Certificates shall have been rated “A” by Standard & Poor’s and “Baa1” by Moody’s. The Class M-7 Certificates shall have been rated “BBB+” by Standard & Poor’s and “Baa3” by Moody’s. The Class M-8 Certificates shall have been rated “Baa3” by Moody’s.

6.10  You shall have received the opinion of Seward & Kissel LLP, counsel to the Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C-1.

6.11  You shall have received the opinion of Ballard Spahr Andrews & Ingersoll llp, Maryland counsel to the servicer, dated the Closing Date, substantially to the effect set forth in Exhibit C-2.

6.12  You shall have received the opinion of Hunton & Williams llp, counsel to the Master Servicer, dated the Closing Date, substantially to the effect set forth in Exhibit C-3.

6.13  You shall have received from Thacher Proffitt & Wood llp, counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s and Moody’s.

The Company will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

If any of the conditions specified in this Article 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriter, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to the Company in writing, or by telephone or telegraph confirmed in writing.

7.        Indemnification and Contribution.

7.1  The Company and American Home, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages and liabilities (including reasonable legal or other expenses) to which you or any such person may become subject under the Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Definitive Free Writing Prospectus, or in any Issuer Information contained in any other Free Writing Prospectus, or in any Underwriter Derived Information to the extent caused by any material error in the Pool Information, or in the Registration Statement for the registration of the Certificates as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (regardless of whether it is deemed to be a part thereof under the 1933 Act Regulations) (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or in any static pool information excluded from the Registration Statement and the Prospectus pursuant to Regulation AB 1105(d), or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which the Underwriter has agreed to indemnify the Company pursuant to Section 7.2. This indemnity agreement will be in addition to any liability which the Company or American Home may otherwise have.

7.2  The Underwriter agrees to indemnify and hold harmless the Company, American Home, their respective directors or officers and any person controlling the Company or American Home to the same extent as the indemnity set forth in Section 7.1 above from the Company and American Home to the Underwriter, but only with respect to (i) any untrue statement or alleged untrue statement contained in the Underwriter’s Information and the Decrement/Yield Tables, (ii) any untrue statement or alleged untrue statement contained in any Underwriter Derived Information, except to the extent of any errors in any Underwriter Derived Information that are caused by errors in the Pool Information, (iii) any Free Writing Prospectus for which the conditions set forth in Section 4.4(e) above are not satisfied with respect to the prior approval by the Company, (iv) any untrue statement or alleged untrue statement contained in any portion of any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) not constituting Issuer Information (when taken together with all information made available to investors as of the Time of Sale), (v) any liability resulting from your failure to provide any investor with the Definitive Free Writing Prospectus prior to entering into a Contract of Sale with such investor or failure to file any Free Writing Prospectus required to be filed by the Underwriter in accordance with Section 5.11, and (vi) any liability resulting from your failure to comply with Section 4.7 in connection with any road show. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

Each of the Company and American Home acknowledges that the Underwriter’s Information and the Decrement/Yield Tables constitute the only information furnished in writing by or on behalf of the Underwriter expressly for use in the Registration Statement or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

7.3  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case described in subclauses (i) or (ii) of the immediately preceding sentence, the reasonable fees and disbursements of counsel for the indemnified party shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1 and by the Company or American Home, in the case of parties indemnified pursuant to Section 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party and such settlement includes an unconditional release of the indemnified party from all liability arising out of the action or claim related to such proceeding.

7.4  If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and American Home on the one hand and the Underwriter on the other from the offering of the Offered Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and American Home on the one hand and the Underwriter on the other in connection with the statements or omissions or alleged statements or alleged omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and American Home on the one hand, and by the Underwriter on the other shall be in the same proportions that the purchase price paid by the Underwriter to the Company for the Offered Certificates (“Net Proceeds”) bears to the excess of (a) the purchase prices paid by investors to the Underwriter for the Offered Certificates (the “Public Offering Price”) over (b) Net Proceeds. The relative fault of the Company and American Home on the one hand and of the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, American Home or by the Underwriter, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5  The Company, American Home and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim and any and all amounts paid in settlement of any claim of litigation except where the indemnified party is required to bear such expenses pursuant to Section 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. Notwithstanding the provisions of this Section 7, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total aggregate Public Offering Price of the Certificates underwritten by the Underwriter and distributed to the public by the Underwriter exceeds the Net Proceeds with respect to the Underwriter. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6  The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and American Home in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Underwriter or on behalf of the Underwriter or any person controlling the Underwriter or by or on behalf of the Company or American Home and their respective directors or officers or any person controlling the Company or American Home and (iii) acceptance of and payment for any of the Offered Certificates.

8.       No Advisory or Fiduciary Responsibility.

Each of the Company and American Home acknowledges and agrees that: (i) the purchase and sale of the Offered Certificates pursuant to this Agreement, including the determination of the offering price of the Offered Certificates and any related discounts and commissions, is an arm’s-length commercial transaction among the Company, American Home and the Underwriter and each of the Company and American Home is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of either of the Company or American Home, or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of either of the Company or American Home with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising either of the Company or American Home on other matters) or any other obligation to either of the Company or American Home except the obligations expressly set forth in this Agreement; (iv) the Underwriter and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of either of the Company or American Home and that the Underwriter has no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and each of the Company and American Home has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, American Home and the Underwriter, or any of them, with respect to the subject matter hereof. Each of the Company and American Home hereby waives and releases, to the fullest extent permitted by law, any claims that either of the Company or American Home may have against the Underwriter with respect to any breach or alleged breach of fiduciary duty.

9.        Termination. (a) This Agreement shall be subject to termination by notice given to the Company and American Home, if the sale of the Offered Certificates provided for herein is not consummated because of any failure or refusal on the part of the Company or American Home to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or American Home shall be unable to perform their respective obligations under this Agreement. If you terminate this Agreement in accordance with this Section 8, the Company or American Home will reimburse you for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and accountants) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Offered Certificates and such termination and reimbursement.

(b)  The Underwriter shall have the right to terminate this Agreement at any time prior to the Closing Date by notice given to the Company and American Home (i) if any domestic or international event or act or occurrence has materially disrupted the securities markets, (ii) if trading on the New York or American Stock Exchanges shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the New York or American Stock Exchanges by the New York or American Stock Exchanges or by order of the Commission or any other governmental authority having jurisdiction, (iii) if a banking moratorium has been declared by a state or Federal authority, (iv) if a banking moratorium in foreign exchange trading by major international banks or persons has been declared, (v) if any new restriction materially and adversely affecting the distribution of the Offered Certificates shall have become effective, or (vi) there shall have occurred any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets is such as to make it, in your reasonable judgment, impracticable to market the Offered Certificates on the terms specified in this Agreement. Any notice of termination pursuant to this Section 8(b) shall be by telephone, telex, or telegraph, confirmed in writing by letter.

10.       Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, American Home or the officers of any of the Company or American Home, and the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriter or on its behalf or made by or on behalf of the Company or American Home or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Offered Certificates and any termination of this Agreement.

11.       Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or telegraphed and confirmed to Deutsche Bank Securities, Inc., 60 Wall Street, New York, New York 10005, Attention: General Counsel; or if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Assets LLC, 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel; or if sent to American Home, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Corp., 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel.

12.       Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

13.      Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

14.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, American Home and the Underwriter.

Very truly yours,

AMERICAN HOME MORTGAGE ASSETS LLC

By: /s/ Alan B. Horn
Name: Alan B. Horn
Title: Executive Vice President

AMERICAN HOME MORTGAGE CORP.

By: /s/ Alan B. Horn
Name: Alan B. Horn
Title: Vice President, General Counsel, & Secretary

The foregoing Underwriting Agreement
is hereby confirmed and accepted as of
the date first above written.

DEUTSCHE BANK SECURITIES INC.

By: /s/ Rika Yano
Name: Rika Yano
Title: Vice President

By: /s/ Susan Valenti
Name: Susan Valenti
Title: Director

SCHEDULE I

Class	Certificate Principal Balance	Deutsche Bank Securities Inc.
I-A-1	$357,003,000	100%
I-A-2-1	$98,751,000	100%
I-A-2-2	$50,000,000	100%
I-A-3	$89,251,000	100%
II-A-1-1	$215,673,000	100%
II-A-1-2	$145,000,000	100%
II-A-2	$150,281,000	100%
II-A-3-1	$65,168,000	100%
II-A-3-2	$25,000,000	100%
III-A-1-1	$150,000,000	100%
III-A-1-2	$79,870,000	100%
III-A-2	$95,779,000	100%
III-A-3-1	$44,358,000	100%
III-A-3-2	$13,110,000	100%
M-1	$43,116,000	100%
M-2	$11,836,000	100%
M-3	$7,609,000	100%
M-4	$7,609,000	100%
M-5	$8,454,000	100%
M-6	$9,300,000	100%
M-7	$9,300,000	100%
M-8	$5,918,000	100%

EXHIBIT A

CLOSING OPINION OF THACHER PROFFITT & WOOD llp

EXHIBIT B

10B-5 LETTER OF THACHER PROFFITT & WOOD llp

EXHIBIT C-1

OPINION OF SEWARD & KISSEL LLP

EXHIBIT C-2

OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL LLP

EXHIBIT C-3

OPINION OF HUNTON & WILLIAMS LLP

EXHIBIT D

[RESERVED]

EXHIBIT E

[RESERVED]

EXHIBIT F

[RESERVED]

EXHIBIT G

_________ __, 2006

American Home Mortgage Assets LLC
520 Broadhollow Road
Melville, New York 11747

Re:	American Home Mortgage Assets LLC, Mortgage- Backed Pass-Through Certificates, Series 2006-3, Class ___________

Pursuant to Section 4.5 of the Underwriting Agreement, dated July 27, 2006, among American Home Mortgage Assets LLC, American Home Mortgage Corp. and Deutsche Bank Securities Inc. (the “Underwriter”) relating to the Certificates referenced above, the undersigned does hereby certify that:

(a)	The prepayment assumption used in pricing the Offered Certificates was _____%.

(b)
Set forth below is (i) the first price, as a percentage of the principal balance or notional amount, as applicable, of each class of Offered Certificates, at which 10% of the aggregate principal balance or notional amount, as applicable, of each such class of Offered Certificates was sold to the public at a single price, if applicable, or (ii) if 10% or more of a class of Offered Certificates have been sold to the public but no single price is paid for at least 10% of the aggregate principal balance or notional amount, as applicable, of such class of the Offered Certificates, then the weighted average price at which the Offered Certificates of such class were sold expressed as a percentage of the principal balance or notional amount, as applicable, of such class of Offered Certificates, or (iii) if less than 10% of the aggregate principal balance or notional amount, as applicable, of a class of Offered Certificates has been sold to the public, the purchase price for each such class of Offered Certificates paid by the Underwriter expressed as a percentage of the principal balance or notional amount, as applicable, of such class of Offered Certificates calculated by: (1) estimating the fair market value of each such class of Offered Certificates not sold to the public as of ________ __, 2006; (2) adding such estimated fair market value to the aggregate purchase price of each class of Offered Certificates actually sold to the public as of such date; (3) dividing each of the fair market values determined in clause (1) by the sum obtained in clause (2); (4) multiplying the quotient obtained for each class of Offered Certificates in clause (3) by the purchase price paid by the Underwriter for all the Offered Certificates of each class; and (5) for each class of Offered Certificates, dividing the product obtained for such class of Offered Certificates in clause (4) by the original principal balance or notional amount, as applicable, of such class of Offered Certificates:

Offered Certificates: ________

[* less than 10% has been sold to the public]

The prices set forth above do not include accrued interest with respect to periods before closing.

DEUTSCHE BANK SECURITIES INC.

By:_________________________________
Name:
Title:

EXHIBIT H

[RESERVED]

EXHIBIT I

FOOTNOTE 271 INFORMATION

[Excerpt from Offering Reform adopting release-bold headings added for convenience of reference]

In the case of asset-backed issuers certain information comprehended within the definition of ABS informational and computational material is analogous to the term of securities and is therefore issuer information. For example, we would expect that the following categories of such material, which are derived from the definition of ABS informational and computational materials, are generally issuer information:

(1) Structural information-factual information regarding the asset-backed securities being offered and the structure and basic parameters of the securities, such as the number of classes, seniority, payment priorities, terms of payment, the tax, ERISA or other legal conclusions of counsel, and descriptive information relating to each class (e.g., principal amount, coupon, minimum denomination, price or anticipated price, yield, weighted average life, credit enhancements, anticipated ratings, and other similar information relating to the proposed structure of the offering);

(2) Collateral information-factual information regarding the pool assets underlying the asset-backed securities, including origination, acquisition and pool selection criteria, information regarding any prefunding or revolving period applicable to the offering, information regarding significant obligors, data regarding the contractual and related characteristics of the underlying pool assets (e.g., weighted average coupon, weighted average maturity, delinquency and loss information and geographic distribution) and other factual information concerning the parameters of the asset pool appropriate to the nature of the underlying assets, such as the type of assets comprising the pool and the programs under which the loans were originated;

(3) Key parties information-identification of key parties to the transaction, such as servicers, trustees, depositors, sponsors, originators and providers of credit enhancement or other support, including information about any such party;

(4) Static pool data-static pool data, as referenced in Item 1105 of Regulation AB [17 CFR 229.1105], such as for the sponsor’s and/or servicer’s portfolio, prior transactions or the asset pool itself; and

(5) Issuer computational material-to the extent that the information is provided by the issuer, depositor, affiliated depositor, or sponsor, statistical information displaying for a particular class of asset-backed securities the yield, average life, expected maturity, interest rate sensitivity, cash flow characteristics, total rate of return, option adjusted spread or other financial or statistical information related to the class or classes under specified prepayment, interest rate, loss or other hypothetical scenarios. (Where such information is prepared by an underwriter or dealer, it is not issuer information, even when derived from issuer information.)